EXHIBIT 15.1

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

The firm PricewaterhouseCoopers was previously the independent registered public accounting firm for Celulosa Arauco y Constitución S.A. (the “Company”), and reported on the financial statements of the Company for the years ended December 31, 2011 and 2010. We have read the Company’s statements included under Item 16F of its Annual Report on Form 20-F for the fiscal year ended December 31, 2012, and agree with such statements except that we are not in a position to agree or disagree with the Company’s statement that newly engaged accountants were not consulted regarding any of the matters or events set forth in Item 16F(a)(2) of Form 20-F.

Very truly yours,

/s/ PricewaterhouseCoopers
Date: April 30, 2013